Exhibit 10.2
PROMISSORY NOTE

$100,000.00	March 23, 2006
     FOR VALUE RECEIVED, the undersigned, MBI Mortgage, Inc., a Texas corporation (Maker”), hereby promise to pay to the order of L&M Mortgage Investors, Inc., a Texas corporation (“Payee”), at ___, or at such other location as directed by Payee, in lawful money of the United States of America, the principal sum of ONE HUNDRED THOUSAND and N0/100 Dollars ($100,000.00) or as much as may be outstanding hereunder.
     The principal balance hereunder shall not bear interest nor to default or maturity. The entire outstanding balance hereunder shall be due and payable on or before November 22, 2006.
     The outstanding principal balance hereof shall bear interest after default or maturity at the Default Rate (hereinafter defined).
     Interest on the indebtedness evidenced by this Note shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.
     As used in this Note, the following terms shall have the respective meanings indicated below:
     “Default Rate” means the rate per annum equal to the lesser of (i) the Wall Street Journal prime rate as quoted in the money rates section of the Wall Street Journal which is also the base rate on corporate loans at large United States money center commercial banks as its prime commercial or similar reference interest rate plus eight percent, with adjustments to be made on the same date as any change in the rate and (ii) the Maximum Rate.
     “Maximum Rate” means the maximum rate of nonusurious interest permitted from day to day by applicable law, and as the same may be amended hereafter, but otherwise without limitation, that rate based upon the “indicated rate ceiling” and calculated after taking into account any and all relevant fees, payments, and other charges in respect of this Note which are deemed to be interest under applicable law.
     Notwithstanding anything to the contrary contained herein, no provisions of this Note shall require the payment or permit the collection of interest in excess of the Maximum Rate. If any excess of interest in such respect is herein provided for, or shall be adjudicated to be so provided, in this Note or otherwise in connection with this loan transaction, the provisions of this paragraph shall govern and prevail, and neither Maker nor the sureties, guarantors, successors, or assigns of Maker shall be obligated to pay the excess amount of such interest, or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto. If for any reason interest in excess of the Maximum Rate shall be deemed charged, required or permitted by any court of competent jurisdiction, any such excess shall be applied as a payment and reduction of the principal of indebtedness evidenced by this Note; and, if the principal amount hereof has been paid in full, any remaining excess shall forthwith be paid to Maker. In determining whether or not the interest paid or payable exceeds the Maximum Rate, Maker and Payee shall, to the extent permitted by applicable law, (i) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by this Note so that the interest for the entire term does not exceed the Maximum Rate.
     If default occurs in the payment of principal or interest under this Note, the holder hereof may, at its option, declare the entire unpaid principal of and accrued interest on this Note immediately due and payable without notice, demand or presentment, including, without limitation, notice of intention to accelerate, all of which are hereby waived, and upon such declaration, the same shall become and shall be immediately due and payable, and the holder hereof shall have the right to foreclose or otherwise enforce all liens or security interests securing payment hereof, or any part hereof, and offset against this Note any sum or sums owed by the holder hereof to Maker. The failure to exercise the option to accelerate the maturity of this Note upon the happening of any one or more of the Events of Default hereunder shall not constitute a waiver of the right of the holder of this Note to exercise the same or any other option at that time or at any subsequent time with respect to such uncured default or any other event of default hereunder or under any instrument securing, governing, guaranteeing or evidenced by this Note. The remedies of the holder hereof, as provided in this Note and in any instrument securing, governing, guaranteeing or evidencing the loan evidenced hereby, shall be cumulative and concurrent and may be pursued separately, successively or together as often as occasion therefor shall arise, at the sole discretion of the holder hereof. The acceptance by the holder hereof of any payment under this Note which is less than the payment in full of all amounts due and payable at the time of such payment shall not (i) constitute waiver of or impair, reduce, release or extinguish any remedy of the holder hereof or the rights of the holder hereof to exercise the foregoing option or any other option granted to the holder or any other party in this Note or under any other instrument securing, governing, guaranteeing, or evidencing the loan evidenced hereby, at that time or at any subsequent time, or nullify any prior exercise of any such option, or (ii) impair, reduce, release, extinguish or adversely affect the obligations of any party liable under such documents as originally provided therein.
     If the holder hereof expends any effort in any attempt to enforce payment of all or any part or installment of any sum due the holder hereunder, or if this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings,

     Maker agree to pay all collection costs and fees incurred by the holder, including all reasonable attorneys’ fees.
     This Note shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America.
     Maker and each surety, guarantor, endorser, and other party ever liable for payment of any sums of money payable on this Note jointly and severally waive notice, presentment, demand for payment, protest, notice of protest and non-payment or dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, diligence in collecting, grace, and all other formalities of any kind, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, and any impairment of any collateral securing this Note, all without prejudice to the holder. The holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to release or substitute part or all of the collateral securing this Note, or to grant any other indulgences or forbearances whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder.
     NOTICE: THIS DOCUMENT AND ALL OTHER DOCUMENTS RELATING TO THE INDEBTEDNESS EVIDENCED BY THIS NOTICE CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
     THERE ARE NO ORAL AGREEMENTS OF THE PARTIES RELATING TO THE INDEBTEDNESS EVIDENCED BY THIS NOTE.
MBI Mortgage, Inc.
By: /s/ John M. Farkas
Name:   John M. Farkas
Title: President